                                                                      EXHIBIT 11


                    INVESTORSBANCORP, INC. AND SUBSIDIARIES
              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)


A reconciliation of the income and shares used in computing the basic and diluted earnings per share is as follows:

                                       FOR THREE MONTHS ENDED       FOR SIX MONTHS ENDED
                                              JUNE 30,                    JUNE 30,
                                       ----------------------      ----------------------
                                         2002          2001          2002          2001
                                       --------      --------      --------      --------
Net income                             $398,755      $470,928      $800,503      $731,065
                                       ========      ========      ========      ========
Determination of shares:

Weighted average common shares
   outstanding (basic)                  940,000       972,081       940,000       989,225

Assumed conversion of stock options      48,821           615        44,793           447
                                       --------      --------      --------      --------
Weighted average common shares
   outstanding (diluted)                988,821       972,696       984,793       989,672
                                       ========      ========      ========      ========

Basic earnings per common share        $   0.42      $   0.48      $   0.85      $   0.74
                                       ========      ========      ========      ========

Diluted earnings per common share      $   0.40      $   0.48      $   0.81      $   0.74
                                       ========      ========      ========      ========









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